NEWS RELEASE

Matthews International Corporation
Corporate Office
Two NorthShore Center
Pittsburgh, PA 15212-5851
Phone: (412) 442-8200

July 28, 2022	Contact:	Steven F. Nicola	William D. Wilson
		Chief Financial Officer and Secretary	Senior Director, Corporate Development

MATTHEWS INTERNATIONAL REPORTS RESULTS FOR
FISCAL 2022 THIRD QUARTER

Financial Highlights:
•Year-to-date consolidated sales of $1.31 billion; 5.9% higher than last year
•Company remains on track for consolidated sales growth for fiscal 2022
•Company lowers earnings outlook reflecting currency impacts/global market conditions
•GAAP EPS of $0.09; non-GAAP adjusted EPS of $0.58 for fiscal 2022 third quarter
•Webcast: Friday, July 29, 2022, 9:00 a.m., (201) 689-8471

PITTSBURGH, PA, July 28, 2022 - Matthews International Corporation (NASDAQ GSM: MATW) today announced financial results for its third quarter of fiscal 2022 and nine months ended June 30, 2022.

In discussing the results for the Company’s fiscal 2022 third quarter, Joseph C. Bartolacci, President and Chief Executive Officer, stated:

“Our Company reported another quarter of solid sales performance, despite increasingly challenged global economic conditions, and, as a result, we remain on track to deliver consolidated sales growth for fiscal 2022. We also expect to achieve this growth despite significant currency rate headwinds which have negatively impacted our year-to-date reported consolidated sales and adjusted EBITDA by $32.8 million and $6.2 million, respectively. We continue to focus our efforts toward managing through these challenges, including inflation, supply chain disruptions, currency volatility and other geopolitical events, and it is important to acknowledge the hard work and contributions of our employees in achieving these results.

"Memorialization sales continued to be strong in the fiscal 2022 third quarter. The segment reported sales of $203.2 million for the current quarter compared to $184.3 million a year ago, representing an increase of 10.2%. The increase primarily reflected growth in the sales of cemetery memorial products, steady casket sales, and improved pricing, which was necessary to mitigate commodity cost and other inflationary cost increases.

“For the fiscal 2022 third quarter, the Industrial Technologies segment (which includes our energy storage solutions business) reported sales of $78.4 million, compared to $81.8 million a year ago. Currency rate changes had an unfavorable impact of $5.1 million on the segment’s sales compared to a year ago. On a constant currency basis, the segment reported another quarter of organic sales growth primarily reflecting higher warehouse automation and product identification sales. Year-to-date, sales for the Industrial Technologies segment have increased 15.2% over last year.

Matthews International Reports Results for Fiscal 2022 Third Quarter

July 28, 2022
“The SGK Brand Solutions segment reported lower sales for the current quarter compared to the third fiscal quarter last year. The segment’s results were impacted by challenging market conditions, particularly in Europe, including a corresponding unfavorable effect on currency rates. Currency rate changes had an unfavorable impact of $10.9 million on the segment’s third quarter sales compared to a year ago.

“The pending acquisitions of OLBRICH GmbH and R+S Automotive GmbH represent an important part of our long-term strategy to provide turn-key processing equipment and services for the burgeoning electric vehicle business.”

Third Quarter Fiscal 2022 Consolidated Results (Unaudited)

($ in millions, except per share data)	Q3 FY2022	Q3 FY2021	Change	% Change
Sales	$421.7	$428.4	$(6.7)	(1.6)%
Net income attributable to Matthews	$2.9	$3.4	$(0.5)	(13.8)%
Diluted earnings per share	$0.09	$0.10	$(0.01)	(10.0)%
Non-GAAP adjusted net income	$17.8	$29.3	$(11.5)	(39.2)%
Non-GAAP adjusted EPS	$0.58	$0.91	$(0.33)	(36.3)%
Adjusted EBITDA	$46.0	$60.0	$(14.0)	(23.3)%
Note: See the attached tables for additional important disclosures regarding Matthews’ use of non-GAAP measures as well as reconciliations of non-GAAP measures to corresponding GAAP measures. Organic sales represent changes in sales excluding the impact of acquisitions, divestitures, and changes in foreign currency exchange rates.

Consolidated sales for the quarter ended June 30, 2022 were $421.7 million, compared to $428.4 million for the same quarter a year ago, representing a decrease of $6.7 million, or 1.6%. Changes in foreign currency exchange rates were estimated to have an unfavorable impact of $17.6 million on fiscal 2022 third quarter sales compared to the prior year.

Net income attributable to the Company for the quarter ended June 30, 2022 was $2.9 million, or $0.09 per share, compared to $3.4 million, or $0.10 per share in the prior year. On a non-GAAP adjusted basis, earnings for the fiscal 2022 third quarter were $0.58 per share, compared to $0.91 per share a year ago. Adjusted EBITDA (net income before interest expense, income taxes, depreciation and amortization, and other adjustments) for the fiscal 2022 third quarter was $46.0 million, compared to $60.0 million a year ago. The decrease primarily reflected lower consolidated sales and the impacts of significant material cost increases (i.e. steel, lumber, copper), higher labor and freight costs, increased travel and entertainment costs, and other inflationary cost increases. These impacts were partially offset by the benefits of sales price increases and continued cost reduction efforts.

Fiscal 2022 Year-to-Date Consolidated Results (Unaudited)

($ in millions, except per share data)	YTD FY2022	YTD FY2021	Change	% Change
Sales	$1,305.3	$1,232.2	$73.1	5.9%
Net (loss) income attributable to Matthews	$(18.8)	$6.6	$(25.4)	(385.7)%
Diluted (loss) earnings per share	$(0.60)	$0.21	$(0.81)	(385.7)%
Non-GAAP adjusted net income	$64.8	$79.8	$(15.0)	(18.8)%
Non-GAAP adjusted EPS	$2.06	$2.48	$(0.42)	(16.9)%
Adjusted EBITDA	$154.5	$175.7	$(21.2)	(12.1)%
Note: See the attached tables for additional important disclosures regarding Matthews’ use of non-GAAP measures as well as reconciliations of non-GAAP measures to corresponding GAAP measures. Organic sales represent changes in sales excluding the impact of acquisitions, divestitures, and changes in foreign currency exchange rates.

Matthews International Reports Results for Fiscal 2022 Third Quarter

July 28, 2022
Consolidated sales for the nine months ended June 30, 2022 were $1.31 billion, compared to $1.23 billion a year ago, representing an increase of $73.1 million, or 5.9%. The increase for fiscal 2022 reflected higher sales in both the Industrial Technologies and Memorialization segments. Changes in foreign currency exchange rates were estimated to have an unfavorable impact of $32.8 million on fiscal 2022 sales compared to the prior year.

Net loss attributable to the Company for the nine months ended June 30, 2022 was $18.8 million, or $0.60 per share, compared to income of $6.6 million, or $0.21 per share in the prior year. The loss in the current year-to-date period primarily resulted from the settlement of the Company’s principal defined benefit pension plan in the fiscal 2022 first quarter and asset write-downs related to the Russia-Ukraine conflict in the fiscal 2022 second quarter.

On a non-GAAP adjusted basis, earnings for the nine months ended June 30, 2022 were $2.06 per share, compared to $2.48 per share a year ago. Adjusted EBITDA for the nine months ended June 30, 2022 was $154.5 million, compared to $175.7 million a year ago. The impact of higher consolidated sales was offset by significant material cost increases, higher labor and freight costs, and other inflationary cost increases.

Outlook

Mr. Bartolacci further stated: “Based on our year-to-date results and current fourth quarter projections, we remain on track to deliver consolidated sales growth for fiscal 2022. Order rates in our growing Industrial Technologies segment remained solid through the fiscal 2022 third quarter, which are expected to support the segment’s organic growth objectives for the balance of fiscal 2022 and into next fiscal year. Additionally, while the COVID-related impact on death rates continued to subside, we currently project fiscal 2022 fourth quarter Memorialization sales to be relatively comparable with a year ago.”

“Market conditions, particularly in Europe, and the corresponding impact on currency rates are expected to continue to impact our businesses. In addition, inflation, supply chain issues and other geopolitical events are expected to persist and challenge our results. We will continue to implement actions in an effort to mitigate these challenges. As a result, based primarily on current European market conditions and the corresponding unfavorable impact on currency rates, we currently expect fiscal 2022 adjusted EBITDA in the range of $200 million to $210 million.”

Webcast

The Company will host a conference call and webcast on Friday, July 29, 2022 at 9:00 a.m. Eastern Time to review its financial and operating results and discuss its corporate strategies and outlook. A question-and-answer session will follow. The conference call can be accessed by calling (201) 689-8471. The audio webcast can be monitored at www.matw.com. As soon as available after the call, a transcript of the call will be posted in the Investor Relations section of the Company’s website at www.matw.com.

Matthews International Reports Results for Fiscal 2022 Third Quarter

July 28, 2022
About Matthews International Corporation

Matthews International Corporation is a global provider of memorialization products, industrial technologies, and brand solutions. The Memorialization segment is a leading provider of memorialization products, including memorials, caskets and cremation and incineration equipment, primarily to cemetery and funeral home customers that help families move from grief to remembrance. The Industrial Technologies segment designs, manufactures, services and distributes high-tech custom energy storage, marking, coding and industrial automation technologies and solutions. The SGK Brand Solutions segment is a leading provider of packaging solutions and brand experiences, helping companies simplify their marketing, amplify their brands and provide value. The Company has approximately 11,000 employees in more than 26 countries on six continents that are committed to delivering the highest quality products and services.

Forward-looking Information

Any forward-looking statements contained in this release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct. Factors that could cause the Company's results to differ materially from the results discussed in such forward-looking statements principally include changes in domestic or international economic conditions, changes in foreign currency exchange rates, changes in the cost of materials used in the manufacture of the Company's products, changes in mortality and cremation rates, changes in product demand or pricing as a result of consolidation in the industries in which the Company operates, or other factors such as supply chain disruptions, labor shortages or labor cost increases, changes in product demand or pricing as a result of domestic or international competitive pressures, ability to achieve cost-reduction objectives, unknown risks in connection with the Company's acquisitions, cybersecurity concerns, effectiveness of the Company's internal controls, compliance with domestic and foreign laws and regulations, technological factors beyond the Company's control, impact of pandemics or similar outbreaks, or other disruptions to our industries, customers, or supply chains, the impact of global conflicts, such as the current war between Russia and Ukraine, and other factors described in the Company’s Annual Report on Form 10-K and other periodic filings with the U.S. Securities and Exchange Commission.

Matthews International Reports Results for Fiscal 2022 Third Quarter

July 28, 2022
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share data)

	Three Months Ended June 30,			Nine Months Ended June 30,
	2022	2021	% Change	2022	2021	% Change
Sales	$421,719	$428,380	(1.6)%	$1,305,276	$1,232,191	5.9%
Cost of sales	(300,854)	(291,122)	3.3%	(928,255)	(828,424)	12.1%
Gross profit	120,865	137,258	(11.9)%	377,021	403,767	(6.6)%
Gross margin	28.7%	32.0%		28.9%	32.8%

Selling and administrative expenses	(98,098)	(104,947)	(6.5)%	(302,610)	(307,960)	(1.7)%
Amortization of intangible assets	(11,804)	(23,039)	(48.8)%	(45,303)	(61,190)	(26.0)%
Operating profit	10,963	9,272	18.2%	29,108	34,617	(15.9)%
Operating margin	2.6%	2.2%		2.2%	2.8%

Interest and other deductions, net	(7,048)	(8,231)	(14.4)%	(50,290)	(25,464)	97.5%
Income (loss) before income taxes	3,915	1,041	276.1%	(21,182)	9,153	(331.4)%
Income taxes	(1,040)	2,325	(144.7)%	2,311	(2,627)	188.0%
Net income (loss)	2,875	3,366	(14.6)%	(18,871)	6,526	(389.2)%
Non-controlling interests	18	(11)	263.6%	56	60	(6.7)%
Net income (loss) attributable to Matthews	$2,893	$3,355	(13.8)%	$(18,815)	$6,586	(385.7)%

Earnings (loss) per share -- diluted	$0.09	$0.10	(10.0)%	$(0.60)	$0.21	(385.7)%

Earnings per share -- non-GAAP (1)	$0.58	$0.91	(36.3)%	$2.06	$2.48	(16.9)%

Dividends declared per share	$0.22	$0.215	2.3%	$0.66	$0.645	2.3%

Diluted Shares	31,552	32,193		31,531	32,118
(1) See reconciliation of non-GAAP financial information provided in tables at the end of this release

SEGMENT INFORMATION (Unaudited) (2)
(In thousands)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2022	2021	2022	2021
Sales:
Memorialization	$203,158	$184,337	$633,868	$573,068
Industrial Technologies	78,443	81,832	230,928	200,538
SGK Brand Solutions	140,118	162,211	440,480	458,585
	$421,719	$428,380	$1,305,276	$1,232,191

Adjusted EBITDA:
Memorialization	$32,090	$36,402	$118,404	$132,080
Industrial Technologies	11,809	12,173	33,377	23,446
SGK Brand Solutions	14,546	27,025	43,422	67,222
Corporate and Non-Operating	(12,421)	(15,585)	(40,656)	(47,030)
Total Adjusted EBITDA (1)	$46,024	$60,015	$154,547	$175,718

(1) See reconciliation of non-GAAP financial information provided in tables at the end of this release
(2) Effective in the first quarter of fiscal 2022, the Company transferred its surfaces and engineered products businesses from the SGK Brand Solutions segment to the Industrial Technologies segment. This business segment change is consistent with internal management structure and reporting changes effective for fiscal 2022. Prior periods were revised to reflect retrospective application of this segment realignment.

Matthews International Reports Results for Fiscal 2022 Third Quarter

July 28, 2022
CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION (Unaudited)
(In thousands)

	June 30, 2022	September 30, 2021
ASSETS
Cash and cash equivalents	$45,846	$49,176
Accounts receivable, net	207,503	309,818
Inventories, net	211,161	189,088
Other current assets	134,119	76,083
Total current assets	598,629	624,165
Property, plant and equipment, net	209,110	223,707
Goodwill	754,649	773,787
Other intangible assets, net	213,371	261,542
Other long-term assets	128,930	148,877
Total assets	$1,904,689	$2,032,078

LIABILITIES
Long-term debt, current maturities	$3,364	$4,624
Other current liabilities	306,427	349,601
Total current liabilities	309,791	354,225
Long-term debt	772,673	759,086
Other long-term liabilities	231,622	282,364
Total liabilities	1,314,086	1,395,675

SHAREHOLDERS' EQUITY
Total shareholders' equity	590,603	636,403
Total liabilities and shareholders' equity	$1,904,689	$2,032,078

CONDENSED CONSOLIDATED CASH FLOWS INFORMATION (Unaudited)
(In thousands)

	Nine Months Ended June 30,
	2022	2021
Cash flows from operating activities:
Net (loss) income	$(18,871)	$6,526
Adjustments to reconcile net (loss) income to net cash flows from operating activities:
Depreciation and amortization	80,163	97,919
Changes in working capital items	(8,393)	(7,513)
Other operating activities	31,468	9,925
Net cash provided by operating activities	84,367	106,857

Cash flows from investing activities:
Capital expenditures	(40,597)	(24,495)
Acquisitions, net of cash acquired	—	(15,623)
Other investing activities	1,668	17,211
Net cash used in investing activities	(38,929)	(22,907)

Cash flows from financing activities:
Net payments from long-term debt	13,763	(49,024)
Purchases of treasury stock	(33,986)	(6,149)
Dividends	(20,812)	(20,856)
Other financing activities	(2,741)	(3,801)
Net cash used in financing activities	(43,776)	(79,830)

Effect of exchange rate changes on cash	(3,862)	776

Net change in cash, cash equivalents and restricted cash	$(2,200)	$4,896

Matthews International Reports Results for Fiscal 2022 Third Quarter

July 28, 2022
Reconciliations of Non-GAAP Financial Measures

Included in this report are measures of financial performance that are not defined by GAAP, including, without limitation, adjusted EBITDA, adjusted net income and EPS, net debt and net debt leverage ratio. The Company defines net debt leverage ratio as outstanding debt (net of cash) relative to adjusted EBITDA. The Company uses non-GAAP financial measures to assist in comparing its performance on a consistent basis for purposes of business decision-making by removing the impact of certain items that management believes do not directly reflect the Company’s core operations including acquisition costs, ERP integration costs, strategic initiative and other charges (which includes non-recurring charges related to operational initiatives and exit activities), stock-based compensation and the non-service portion of pension and postretirement expense. Management believes that presenting non-GAAP financial measures is useful to investors because it (i) provides investors with meaningful supplemental information regarding financial performance by excluding certain items that management believes do not directly reflect the Company's core operations, (ii) permits investors to view performance using the same tools that management uses to budget, forecast, make operating and strategic decisions, and evaluate historical performance, and (iii) otherwise provides supplemental information that may be useful to investors in evaluating the Company’s results. The Company's calculations of its non-GAAP financial measures, however, may not be comparable to similarly titled measures reported by other companies. The Company believes that the presentation of these non-GAAP financial measures, when considered together with the corresponding GAAP financial measures and the reconciliations to those measures, provided herein, provide investors with an additional understanding of the factors and trends affecting the Company’s business that could not be obtained absent these disclosures.

Matthews International Reports Results for Fiscal 2022 Third Quarter

July 28, 2022
ADJUSTED EBITDA RECONCILIATION (Unaudited)
(In thousands)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2022	2021	2022	2021
Net income (loss)	$2,875	$3,366	$(18,871)	$6,526
Income tax provision (benefit)	1,040	(2,325)	(2,311)	2,627
Income (loss) before income taxes	$3,915	$1,041	(21,182)	9,153
Net loss (income) attributable to noncontrolling interests	18	(11)	56	60
Interest expense	6,659	6,748	19,426	21,709
Depreciation and amortization *	22,938	35,389	80,163	97,919
Strategic initiatives and other charges (1)**	7,290	7,213	17,863	23,498
Non-recurring / incremental coronavirus disease 2019 ("COVID-19") costs (2)***	301	1,993	2,204	4,689
Defined benefit plan termination related items (3)	(63)	—	284	—
Asset write-downs, net (4)	(469)	—	10,017	—
Stock-based compensation	5,197	5,713	14,128	12,960
Non-service pension and postretirement expense (5)	238	1,929	31,588	5,730
Total Adjusted EBITDA	$46,024	$60,015	$154,547	$175,718
Adjusted EBITDA margin	10.9%	14.0%	11.8%	14.3%

(1) Includes certain non-recurring items associated with recent acquisition activities, costs associated with global ERP system integration efforts, certain non-recurring costs associated with productivity and cost-reduction initiatives intended to result in improved operating performance, profitability and working capital levels, and exchange losses associated with highly inflationary accounting.

(2) Includes certain non-recurring direct incremental costs (such as costs for purchases of computer peripherals and devices to facilitate working-from-home, additional personal protective equipment and cleaning supplies and services, etc.) incurred in response to COVID-19. This amount does not include the impact of any lost sales or underutilization due to COVID-19.

(3) Represents items associated with the termination of the Company's DB Plan, supplemental retirement plan and the defined benefit portion of the officers retirement restoration plan.
(4) Represents asset write-downs, net of recoveries within the SGK Brand Solutions segment.
(5) Non-service pension and postretirement expense includes interest cost, expected return on plan assets, amortization of actuarial gains and losses, curtailment gains and losses, and settlement gains and losses. These benefit cost components are excluded from adjusted EBITDA since they are primarily influenced by external market conditions that impact investment returns and interest (discount) rates. Curtailment gains and losses and settlement gains and losses are excluded from adjusted EBITDA since they generally result from certain non-recurring events, such as plan amendments to modify future benefits or settlements of plan obligations. The service cost and prior service cost components of pension and postretirement expense are included in the calculation of adjusted EBITDA, since they are considered to be a better reflection of the ongoing service-related costs of providing these benefits. Please note that GAAP pension and postretirement expense or the adjustment above are not necessarily indicative of the current or future cash flow requirements related to these employee benefit plans.

* Depreciation and amortization was $5,835 and $5,838 for the Memorialization segment, $2,459 and $2,829 for the Industrial Technologies segment, $13,334 and $25,383 for the SGK Brand Solutions segment, and $1,310 and $1,339 for Corporate and Non-Operating, for the three months ended June 30, 2022 and 2021, respectively. Depreciation and amortization was $17,448 and $17,016 for the Memorialization segment, $7,643 and $8,449 for the Industrial Technologies segment, $51,119 and $68,492 for the SGK Brand Solutions segment, and $3,953 and $3,962 for Corporate and Non-Operating, for the nine months ended June 30, 2022 and 2021, respectively.
** Acquisition costs, ERP integration costs, and strategic initiatives and other charges were $902 and $484 for the Memorialization segment, $1,183 and $881 for the Industrial Technologies segment, $1,970 and $2,909 for the SGK Brand Solutions segment, and $3,235 and $2,939 for Corporate and Non-Operating, for the three months ended June 30, 2022 and 2021, respectively. Acquisition costs, ERP integration costs, and strategic initiatives and other charges were $2,090 and $1,279 for the Memorialization segment, $1,376 and $3,666 for the Industrial Technologies segment, $7,673 and $10,470 for the SGK Brand Solutions segment, and $6,724 and $8,083 for Corporate and Non-Operating, for the nine months ended June 30, 2022 and 2021, respectively.
*** Non-recurring/incremental COVID-19 costs were $225 and $1,333 for the Memorialization segment, $1 and $6 for the Industrial Technologies segment, $74 and $638 for the SGK Brand Solutions segment, and $1 and $16 for Corporate and Non-Operating, for the three months ended June 30, 2022 and 2021, respectively. Non-recurring/incremental COVID-19 costs were $1,268 and $3,223 for the Memorialization segment, $6 and $36 for the Industrial Technologies segment, $464 and $1,344 for the SGK Brand Solutions segment, and $466 and $86 for Corporate and Non-Operating, for the nine months ended June 30, 2022 and 2021, respectively.

Matthews International Reports Results for Fiscal 2022 Third Quarter

July 28, 2022
ADJUSTED NET INCOME AND EPS RECONCILIATION (Unaudited)
(In thousands, except per share data)

	Three Months Ended June 30,				Nine Months Ended June 30,
	2022		2021		2022		2021
		per share		per share		per share		per share
Net income (loss) attributable to Matthews	$2,893	$0.09	$3,355	$0.10	$(18,815)	$(0.60)	$6,586	$0.21
Strategic initiatives and other charges (1)	5,689	0.19	5,975	0.19	13,663	0.44	20,091	0.62
Non-recurring / incremental COVID-19 costs (2)	235	—	1,512	0.05	1,676	0.05	3,559	0.11
Defined benefit plan termination related items (3)	(46)	—	—	—	355	0.01	—	—
Asset write-downs, net (4)	(353)	(0.01)	—	—	9,955	0.32	—	—
Non-service pension and postretirement expense (5)	305	0.02	1,426	0.04	23,817	0.76	4,239	0.13
Amortization	9,034	0.29	17,050	0.53	34,158	1.08	45,281	1.41
Adjusted net income	$17,757	$0.58	$29,318	$0.91	$64,809	$2.06	$79,756	$2.48

Note: Adjustments to net income for non-GAAP reconciling items were calculated using an income tax rate of 21.7% and 24.6% for the three and nine months ended June 30, 2022, respectively, and 26% for the three and nine months ended June 30, 2021.
(1) Includes certain non-recurring items associated with recent acquisition activities, costs associated with global ERP system integration efforts, certain non-recurring costs associated with productivity and cost-reduction initiatives intended to result in improved operating performance, profitability and working capital levels, and exchange losses associated with highly inflationary accounting.

(2) Includes certain non-recurring direct incremental costs (such as costs for purchases of computer peripherals and devices to facilitate working-from-home, additional personal protective equipment and cleaning supplies and services, etc.) incurred in response to COVID-19. This amount does not include the impact of any lost sales or underutilization due to COVID-19.

(3) Represents items associated with the termination of the Company's DB Plan, supplemental retirement plan and the defined benefit portion of the officers retirement restoration plan.
(4) Represents asset write-downs, net of recoveries within the SGK Brand Solutions segment.
(5) Non-service pension and postretirement expense includes interest cost, expected return on plan assets, amortization of actuarial gains and losses, curtailment gains and losses, and settlement gains and losses. These benefit cost components are excluded from adjusted EBITDA since they are primarily influenced by external market conditions that impact investment returns and interest (discount) rates. Curtailment gains and losses and settlement gains and losses are excluded from adjusted EBITDA since they generally result from certain non-recurring events, such as plan amendments to modify future benefits or settlements of plan obligations. The service cost and prior service cost components of pension and postretirement expense are included in the calculation of adjusted EBITDA, since they are considered to be a better reflection of the ongoing service-related costs of providing these benefits. Please note that GAAP pension and postretirement expense or the adjustment above are not necessarily indicative of the current or future cash flow requirements related to these employee benefit plans.

Matthews International Reports Results for Fiscal 2022 Third Quarter

July 28, 2022
NET DEBT AND NET DEBT LEVERAGE RATIO RECONCILIATION (Unaudited)
(Dollars in thousands)

	June 30, 2022	September 30, 2021

Long-term debt, current maturities	$3,364	$4,624
Long-term debt	772,673	759,086
Total debt	776,037	763,710

Less: Cash and cash equivalents	(45,846)	(49,176)

Net Debt	$730,191	$714,534

Adjusted EBITDA	$206,579	$227,750

Net Debt Leverage Ratio	3.5	3.1

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